UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

Gilead Colorado, Inc. (formerly Myogen, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50438 (Commission File Number)	84-1348020 (IRS Employer Identification No.)

7575 West 103rd Avenue, Suite 102

Westminster, Colorado 80021

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (303) 410-6666

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant

As previously announced, on October 1, 2006, Myogen, Inc. (now known as Gilead Colorado, Inc.), a Delaware corporation (“Myogen”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Gilead Sciences, Inc., a Delaware corporation (“Gilead”), Mustang Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Gilead (“Purchaser”), and Myogen. A copy of the Merger Agreement was attached as Exhibit 2.1 to Myogen’s Current Report on Form 8-K filed on October 5, 2006.

Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of Myogen at a price of $52.50 per share, net to the holder thereof in cash (the “Offer Price”). The Offer expired on Monday, November 13, 2006 at one minute following 11:59 p.m. New York City time (midnight). On November 14, 2006, Gilead issued a press release announcing the results of the Offer and that Purchaser had accepted for payment all shares tendered in the Offer. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The Merger Agreement provided that, as soon as practicable after the completion of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser would merge with and into Myogen (the “Merger”) and Myogen would become a wholly-owned subsidiary of Gilead. In the Merger, the shares of Myogen common stock remaining outstanding following the consummation of the Offer (other than shares of Common Stock that were held by (a) Gilead, Purchaser or Myogen (or by any direct or indirect wholly-owned subsidiary of Gilead, Purchaser or Myogen), and (b) stockholders, if any, who properly exercise their appraisal rights under Delaware law) would be converted into the right to receive the Offer Price.

On November 17, 2006, Gilead issued a press release announcing the completion of the Merger. The Merger was completed after the close of trading on NASDAQ on November 17, 2006. In order to accomplish the Merger as a “short form” merger, Gilead exercised its “top up” option pursuant to the Merger Agreement, which permitted Purchaser to purchase a limited number of additional shares of Myogen common stock directly from Myogen for $52.50 per share (the same purchase price paid in the Offer). As a result of the Merger, Myogen became a wholly-owned subsidiary of Gilead. The aggregate consideration paid or to be paid by Purchaser in the Offer and the Merger (without giving effect to the exercise of the “top up” option) was approximately $2.3 billion. All such funds needed for the Offer and the Merger were provided by Gilead. Gilead used its cash on hand and cash equivalents to provide these funds.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Merger Agreement, as a result of the consummation of the Merger, upon the effective time of the Merger, the directors of Purchaser immediately prior to the effective time became the directors of Myogen as the surviving corporation in the Merger and the officers of Purchaser immediately prior to the Effective Time became the officers of Myogen as the surviving corporation. The directors of Myogen immediately prior to the effective time executed resignation letters that became effective in connection with the consummation of the Merger. None of the directors of Myogen prior to the effective time stated that his or her resignation related to any disagreement relating to Myogen’s operations, policies or practices.

Item 5.03. Amendments to Articles of Incorporation of Bylaws; Change of Fiscal Year

Pursuant to the Merger Agreement, as a result of the consummation of the Merger, upon the effective time of the Merger, the certificate of incorporation of Myogen was amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser as in effect immediately prior to the effective time, and such amended and restated certificate of incorporation became the certificate of incorporation of the surviving corporation in the Merger, except that it was amended so that the name of the surviving corporation became “Gilead Colorado, Inc.” Pursuant to the Merger Agreement, as a result of the consummation of the Merger, upon the effective time of the Merger, the bylaws of Purchaser, as in effect immediately prior to the effective time, became the bylaws of the surviving corporation.

Item 8.01. Other Events

On November 14, 2006, Gilead issued a press release announcing the results of the Offer. On November 17, 2006, Gilead issued a press release announcing the completion of the Merger. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this report and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Gilead Sciences, Inc., dated November 14, 2006.

99.2	Press Release of Gilead Sciences, Inc., dated November 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD COLORADO, INC. (FORMERLY KNOWN AS MYOGEN, INC.)

Dated: November 17, 2006	By:	/s/ Andrew D. Dickinson
	Name:	Andrew D. Dickinson
	Title:	Vice President of Corporate Development, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Gilead Sciences, Inc., dated November 14, 2006.

99.2	Press Release of Gilead Sciences, Inc., dated November 17, 2006.